Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-134831 and 333-61487 on Form S-8 of our report dated March 31, 2011 relating to the consolidated financial statements of North Penn Bancorp, Inc. and subsidiary appearing in the Annual Report on Form 10-K of North Penn Bancorp, Inc. for the year ended December 31, 2010.

Kingston, Pennsylvania
August 16, 2011